Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Preliminary, Unaudited Full Year and

Fourth Quarter 2019 Revenue Results

– Q4 2019 Total Preliminary Revenue of $78.4 to $79.4 million –

– Updates 2020 Guidance –

Goleta, California, January 13, 2020 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported preliminary unaudited revenue results for the three-month and twelve-month periods ended December 31, 2019.

Preliminary Unaudited Revenue Summary:

•	Total full year 2019 revenue is expected to be in the range of $361.4 to $362.4 million based on preliminary, unaudited financial data, up 0.9% to 1.2% from 2018
•	Total fourth quarter 2019 revenue is expected to be in the range of $78.4 to $79.4 million based on preliminary, unaudited financial data, down 8.2% to 9.4% from the same period in 2018

“We believe that portable oxygen concentrators will become the standard of care for oxygen therapy patients worldwide over time, and we believe we can return to solid growth in 2020. However, we had softer than expected demand primarily in our direct-to-consumer and international channels in the fourth quarter of 2019, and we also had some manufacturing challenges that contributed to unshipped orders as of December 31, 2019,” said Scott Wilkinson, Inogen’s President and Chief Executive Officer. “The introduction of the Inogen One G5 product continues to have strong adoption across all of our channels, and we believe this will be our dominant product purchased in 2020 which should, at scale, improve our cost position while also differentiating us from our competition.”

Preliminary, Unaudited Fourth Quarter 2019 Revenue

Total preliminary, unaudited revenue for the three months ended December 31, 2019 declined to approximately $78.9 million at the mid-point of the range from $86.5 million in the same period in 2018. The Company experienced some manufacturing challenges in the fourth quarter of 2019, which led to certain booked orders not shipped in the same quarter as the scheduled shipment date, primarily in domestic business-to-business orders. The primary driver of these delayed shipments was certain component part shortages, which are also expected to impact the first quarter of 2020. In the fourth quarter of 2019, the Inogen One G5 is expected to represent over 40% of total units sold and over 55% of domestic units sold, continuing to show strong customer demand for the Company’s latest product.

Direct-to-consumer sales are expected to have declined to approximately $35.8 million in the fourth quarter of 2019 versus $36.8 million in the same period in 2018. While sales representative productivity increased versus the comparative period, the decline was primarily due to an approximate 31% reduction in sales representative headcount and lower average selling prices compared to the same period in 2018. The Company remains optimistic in its ability to grow direct-to-consumer sales in 2020 by continuing the more measured, planned expansion of its sales and rental intake teams.

Domestic business-to-business sales are expected to be approximately $20.6 million in the fourth quarter of 2019 compared to $25.4 million in the same period in 2018, primarily due to unfulfilled orders as of December 31, 2019.

International business-to-business sales are expected to be approximately $17.1 million in the fourth quarter of 2019 compared to $18.5 million in the comparative period in 2018. As seen in the third quarter of 2019, the decline was primarily driven by continued tender uncertainty in various European regions and currency headwinds. The Company believes that when the tender issues are resolved, demand will normalize for Inogen products in those countries.

Rental revenue in the fourth quarter of 2019 is expected to be approximately $5.4 million compared to $5.8 million in the fourth quarter of 2018, primarily due to a 5.9% decrease in patients on service.

The Company also had a limited launch of the Tidal Assist® Ventilator (TAV®) product in December 2019 in its domestic channels. The Company is currently performing a limited trial of various sales methods and pricing in its direct-to-consumer channel, and expects full rollout in 2020.

Sales Representative Headcount Update

Inogen’s total inside sales representative headcount was 329 as of December 31, 2019, compared to 446 as of December 31, 2018, a decline of approximately 26%. The Company re-started hiring new inside sales representatives in August 2019 and had a net increase in headcount in the fourth quarter of 2019. The Company expects to hire net incremental sales representatives across all three facilities in 2020.

Medicare Reimbursement Rates for Oxygen Effective January 1, 2020

Medicare announced that the reimbursement rates for oxygen therapy increased effective January 1, 2020 through December 31, 2020 by approximately 1.5% in rural areas, 1.5% in former competitive bidding areas, and 3.5% in non-rural, non-former competitive bidding areas. The Company believes this rate increase should modestly increase its 2020 rental revenue and improve the ability of domestic home medical equipment providers to restructure their businesses towards portable oxygen concentrators. Round 2021 competitive bidding rates effective January 1, 2021 through December 31, 2023 are not expected to be announced until summer 2020.

Financial Outlook for 2020

The Company is updating its full year 2020 guidance range for total revenue of $385 to $400 million, representing 6.4% to 10.5% growth over the 2019 preliminary revenue mid-point of $361.9 million. The Company expects direct-to-consumer sales to be its fastest growing channel and expects domestic business-to-business and international business-to-business channels to have solid growth rates. The Company expects rental revenue to be up modestly compared to 2019 and minimal contribution in 2020 from sales of the TAV. The Company also expects manufacturing challenges to continue in the first quarter of 2020 where certain component part shortages may delay shipments.

The Company is currently reviewing its full year 2020 net income and Adjusted EBITDA guidance and expects to provide additional updated guidance when it reports its full financial results for the year ended December 31, 2019.

Inogen to Present Thursday at J.P. Morgan Healthcare Conference

Inogen’s management will present on Thursday, January 16th, 2020, at the J.P. Morgan Healthcare Conference at 8:30 a.m. Pacific Time. During the conference and in separate sessions with analysts and investors, the Company’s officers will refer to an updated slide presentation. A copy of this updated slide presentation is available on Inogen’s corporate website.

A live audio webcast of the conference presentation and the Q&A session will also be available on Inogen’s corporate website. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/. A webcast replay will be available approximately one hour after the conclusion of the live presentation and will remain available for 90 days.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; Inogen’s expectations regarding its preliminary, unaudited revenue in all channels for full year and fourth quarter 2019; financial guidance for 2020, including revenue; expectations for all revenue channels for 2020; expectations regarding international sales and tender activity; expectations regarding the Inogen One G5; expectations with respect to the rollout and sales of the TAV; and Inogen’s plans for net incremental inside sales representative hires. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s limited experience in acquiring and integrating new businesses; risks relating to the integration of New Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the TAV; the possibility that Inogen will not realize anticipated revenue or that expenses and costs will exceed Inogen’s expectations; the possible loss of key employees, customers, or suppliers in connection with the acquisition; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products, including risks related to Inogen’s ongoing litigation with Breathe Technologies. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; seasonal variations; unanticipated increases in costs or expenses; litigation risks; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2019, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

The amounts set forth above are preliminary estimates. Inogen is in the process of finalizing its results of operations for the year ended December 31, 2019, and therefore, final results are not yet available. These preliminary, unaudited estimates are based solely upon information available to management as of the date of this press release. Inogen’s actual results may differ from these estimates due to the completion of its year-end closing procedures, final adjustments and developments that may arise between now and the time its financial results for the year ended December 31, 2019 are finalized. You should read Inogen’s audited consolidated financial statements for the year ended December 31, 2019 once they become available.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

Media Contact:

Byron Myers

805-562-0503